FOR IMMEDIATE RELEASE

Date: January 3, 2005

Contact: Rick Fox, The Inland Real Estate Group of Companies, Inc.

(630) 218-8000 Ext. 4896 or rfox@inlandgroup.com

Inland Western Retail Real Estate Trust, Inc. Subsequent Registration Declared Effective

Oak Brook, IL, January 3, 2005 - Inland Western Retail Real Estate Trust, Inc. ("Inland Western") announced its follow-on or second registration statement for an additional 250 million shares of common stock, and an additional 20 million shares of common stock issuable pursuant to the company's distribution reinvestment program, was declared effective by the United States Securities and Exchange Commission on December 28, 2004. Inland Western's initial public offering of 250 million shares commenced on September 17, 2003 and has not yet been completed. Inland Securities Corporation, an affiliate of Inland Western, will manage the underwriting of the 250 million share best efforts offering. Inland Securities Corporation is part of The Inland Real Estate Group of Companies, Inc. which is a group of legally and financially separate companies that have been engaged in diverse facets of real estate for more than 35 years.

Inland Western is a real estate investment trust (REIT) experienced in acquiring and managing a diversified portfolio of real estate. The current portfolio consists of more than 100 properties which are predominantly grocery and discount anchored retail, including net lease retail. "We are pleased with the market reception of the first offering of shares and are looking forward to the opportunities that a subsequent offering will allow," commented Robert D. Parks, Chairman.

A copy of the final prospectus for the offering is available without charge upon written request addressed to Inland Western Retail Real Estate Trust, Inc., c/o Inland Securities Corporation, 2901 Butterfield Road, Oak Brook, Illinois 60523. This prospectus may also be obtained from the Securities and Exchange Commission, when available, and over the Internet at the SEC's web site at www.sec.gov/. Duane Morris LLP (Chicago) served as counsel to Inland Western in its initial offering and this follow-on offering.

A registration statement relating to these securities was filed with and was declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," "plans," "hopes," "intends," and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties that may affect the operations, performance, development and results of the Company's business. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. The Company undertakes no obligation to revise or update these forward-looking statements to reflect any future events or circumstances.